Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Meade Instruments Corp. Paul Ross, CFO Tel: 949-451-1450 Fax: 949-451-1460	The Piacente Group, Inc. Brandi Piacente Tel: 212-481-2050 Email: brandi@tpg-ir.com

Meade Instruments Reports First Quarter 2008 Results

IRVINE, Calif. – July 10, 2007 – Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and riflescopes, today announced its financial results for the first quarter of fiscal 2008, ending May 31, 2007.

The Company reported net sales of $17.7 million for the quarter compared with $18.7 million in the same period last year. The decrease in revenues from a year ago was primarily attributable to lower sales in the U.S., driven largely by the closure of Discovery Stores, a major retailer of mid- and low-priced telescopes. Riflescope shipments increased 41% versus the same period in the prior year as the Company began to realize the results of the resolution of its offshore supply challenges. Similarly, while small in terms of dollars, shipments of Coronado Solar Telescopes were 350% higher versus the comparable period last year as the consolidation of the Coronado operation into Irvine was completed successfully and the Company was able to ship product at demand rates.

The gross profit margin for the quarter was 10.4% of net sales versus 18.4% of net sales in the same period last year. The lower gross profit margin was primarily due to continued rationalization of inventory, a lower U.S. revenue base during the quarter and a shift in product mix. Total operating expenses decreased by more than 17% in the first quarter of fiscal 2008 compared with the same quarter last year, primarily as a result of the spending controls and cost-cutting initiatives the Company put into place in prior quarters. Net loss was $0.21 per share for the first quarter of fiscal 2008 compared with a net loss of $0.18 per share for the first fiscal quarter of fiscal 2007.

Steve Muellner, president and chief executive officer of Meade, commented, “While we expected the revenue decline, driven in large part by the announced closure of the Discovery Stores, revenues actually came in a little better than we had expected as the number of riflescope SKUs shipped during the quarter increased over the same period last year. We continue to forecast an improvement in top-line comparisons and expect modest year-over-year revenue growth for full-year fiscal 2008 despite the closure of Discovery Stores. We believe we will see year-over-year revenue growth in the current quarter and expect this growth to become more pronounced in the second half of the fiscal year. The resolution of supply-chain constraints in our riflescope and mid-priced telescope product lines and our expected revenue from mySKY™ should contribute to this growth. We have received positive reviews from every customer or potential customer to whom we have shown this product and we expect to begin shipping meaningful quantities of product during the second quarter. ”

“We have clearly made progress lowering our operating cost structure,” continued Mr. Muellner, “but we believe that we have not yet completed restructuring the Company as part of this turnaround process. We continue to evaluate and look for opportunities to reduce the Company’s cost structure and improve efficiency as a means to increase profitability and unlock future stockholder value. We are expecting that the forecasted increase in revenue from the prior year will provide a favorable environment as we evaluate the opportunities.”

TELECONFERENCE

The Company’s management will host a conference call today at 5:00 p.m. Eastern Time/ 2:00 p.m. Pacific Time to discuss its first quarter 2008 results and the business outlook for the remainder of fiscal 2008. There will be a simultaneous webcast of the conference call.

Interested parties may participate in the conference call by dialing 800-238-9007 (international dial-in 719-457-2622). The live webcast of the conference call may be accessed by visiting the Investor Relations section of the Meade website at http://www.meade.com.

A telephonic replay of the conference call will be available through July 24, 2007 by dialing 888-203-1112 (international dial-in 719-457-0820) and entering passcode 6467640. The webcast will be archived on the Company’s website for ninety days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectation, including, without limitation, the Company’s expectation that it will be able to ship meaningful, production quantity shipments of its new mySKY™ product beginning in the second quarter of fiscal 2008 and that such shipments will help fuel growth during fiscal 2008; the Company’s forecasted year over year revenue growth and that such revenue growth will be more pronounced in the second and third quarters of fiscal 2008; and its ability to improve its supply chain. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on programs to improve its supply chain and operational efficiency; and the Company’s ability to produce and ship meaningful and sufficient quantities of mySKY™ products during fiscal 2008; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:
Meade Instruments Corp.
Paul Ross, 949-451-1450
or
The Piacente Group
Brandi Piacente/Melissa Dixon
212-481-2050 ext. 2 or 5
brandi@tpg-ir.com
Melissa@tpg-ir.com

MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	May 31,
	2007	2006
Net sales	$17,621	$18,745
Cost of sales	15,790	15,297

Gross profit	1,831	3,448
Selling expenses	2,251	3,359
General and administrative expenses	2,838	3,044
ESOP expense	69	78
Research and development expenses	448	327

Operating loss	(3,775)	(3,360)
Interest expense	94	99

Loss before income taxes	(3,869)	(3,459)
Income tax provision (benefit)	335	117

Net loss	$(4,204)	$(3,576)

Per share information:
Net loss — basic and diluted	$(0.21)	$(0.18)
Weighted average common shares outstanding—basic	19,709	19,504

Weighted average common shares outstanding—diluted	19,709	19,504

MEADE INSTRUMENTS CORP.
PRELIMINARY BALANCE SHEET DATA
(Unaudited)
(in thousands)

	May 31,	February 28,
	2007	2007
ASSETS
Current assets:
Cash	$2,146	$4,048
Accounts receivable, net	14,024	12,445
Inventories	23,759	25,289
All other current assets	914	443
Long-term assets	12,445	12,904

	$53,288	$55,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$3,531	$860
Accounts payable	8,469	8,551
Accrued liabilities and other current liabilities	7,486	7,010
Income taxes payable	1,466	1,415
Long-term debt and other obligations	1,682	2,817
Total stockholders’ equity	30,654	34,476

	$53,288	$55,129

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